Exhibit 10.3
Amendment No. RI0340A
AMENDMENT
TO THE
MASTER LOAN AGREEMENT
     THIS AMENDMENT is entered into as of April 11, 2006, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and ADVANCED BIOENERGY, LLC, Fairmont, Nebraska (the “Company”).
BACKGROUND
     Farm Credit and the Company are parties to a Master Loan Agreement dated February 17, 2006, (such agreement, as previously amended, is hereinafter referred to as the “MLA”). Farm Credit and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree as follows:
1. Section (7)(A)(vii) of the MLA is hereby amended and restated to read as follows:
     SECTION 7. Conditions Precedent.
          (A) Conditions to Initial Supplement. Farm Credit’s obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that Agent receive, in form and content satisfactory to Agent, each of the following:
               (vii) Evidence of Capital. Such evidence as Agent may require that the Company has obtained: (i) equity capital or acceptable binding commitments thereof (including non-repayable Tax Increment Financing and grants), in an amount not less than $47,650,000.00 with terms and conditions acceptable to Agent; and (ii) subordinate Industrial Revenue Bond financing from Fillmore County, Nebraska, in the amount of $7,000,000.00 exclusive of any related issuance costs and reserve requirements).
2. Sections 10(A) and (B) of the MLA are hereby amended and restated to read as follows:
     SECTION 10. Negative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:
               (A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services, except for: (i) debt to Farm Credit; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business (iv) Industrial Revenue Bond financing from Fillmore County, Nebraska, in an amount not to exceed $7,000,000.00 (exclusive of any related insurance costs and reserve requirements), subject to a debt subordination agreement acceptable to Agent; and (v) debt of the Company to miscellaneous creditors, in an aggregate amount not to exceed $1,500,000.00 on terms and conditions satisfactory to Agent.
               (B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall

Amendment RI0340A to Master Loan Agreement RI0340
Advanced BioEnergy, LLC
Fairmont, Nebraska
not apply to: (i) Liens in favor of Farm Credit; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business, as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and (vii) subordinate Liens securing permitted borrowings specified in Sections 10(A)(iv) and 10(A)(v) above.
3. Section 10 of the MLA is hereby amended to add Subsection (L) as follows:
     SECTION 10. Negative Covenants. Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:
          (L) Payments on Subordinate Debt. In accordance with, and as permitted by, the terms of the Debt Subordination Agreement dated as of April 15, 2006, between the Agent, Advanced BioEnergy, LLC, Wells Fargo Bank, National Association, as trustee, and Farm Credit Services of America, FLCA, make any payments on the subordinated debt that would cause the Company to be in violation of the terms of this Agreement.
4. Section 11(B) of the MLA is hereby amended and restated to read as follows:
     SECTION 11. Financial Covenants. Unless otherwise agreed to in writing, while this agreement is in effect:
          (B) Net Worth. The Company will have at the end of each period for which financial statements are required to be furnished under Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than: (i) $44,650,000.00; (ii) increasing to $47,650,000.00 at fiscal year ending 2007; and (iii) increasing to $48,650,000.00 at fiscal year ending 2008 and thereafter.
5. Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.
     IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES		ADVANCED BIOENERGY, LLC
OF AMERICA, FLCA

By:	/s/ Jerry Wilhelm	By:	/s/ Larry L. Cerny

Title:	Vice President	Title:	Secretary

Amendment RI0340A to Master Loan Agreement RI0340
Advanced BioEnergy, LLC
Fairmont, Nebraska